UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CASEY’S GENERAL STORES, INC.

(Name of Registrant as Specified in its Charter)

ACT ACQUISITION SUB, INC.

ALIMENTATION COUCHE-TARD INC.

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On or about August 19, 2010, Alimentation Couche-Tard Inc. sent the following letter to shareholders of Casey’s General Stores, Inc.:

August 19, 2010

Dear Casey’s General Stores Shareholder:

Alimentation Couche-Tard Inc. (“Couche-Tard”) is North America’s largest convenience store owner in terms of company-operated stores and has a network of 5,878 stores located in 43 States and in the District of Columbia and in all ten provinces of Canada. Couche-Tard operates such stores under its proprietary brands Circle K®, Mac’s® and Couche-Tard®. Couche-Tard has offered to acquire all of the outstanding shares of common stock of Casey’s General Stores, Inc. for $36.75 per share in cash. We are writing directly to you because, despite our repeated attempts to engage in a dialogue with Casey’s, your Board of Directors (the “Casey’s Board”) has thus far refused to negotiate with Couche-Tard, not allowed us to conduct any due diligence and taken actions to impede our premium offer.

It is important that the shareholders of Casey’s, as the real owners of the Company, decide for themselves the merits of Couche-Tard’s all-cash premium offer without obstruction or obfuscation by the Casey’s Board. At the September 23, 2010 Annual Meeting of Shareholders of Casey’s, you will have the opportunity to elect eight new, independent and qualified directors nominated by Couche-Tard who are committed to maximizing value for all shareholders of Casey’s. We are confident our director nominees will bring independent oversight and accountability to the Casey’s Board and exercise independent judgment in considering our all-cash premium offer.

Please vote TODAY by telephone, by Internet or by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope provided.

COUCHE-TARD’S $36.75 PER SHARE CASH OFFER PROVIDES

AN IMMEDIATE CASH PREMIUM AND A HIGHLY ATTRACTIVE MULTIPLE

FOR YOUR INVESTMENT IN CASEY’S

Our compelling $36.75 per share all-cash offer provides you with the opportunity to realize immediate cash premium value for your investment. Consider the following:

•	Couche-Tard’s offer is higher than the all-time high of the common stock of Casey’s prior to our announcement. Couche-Tard’s all-cash offer represents a premium of:

•	26% over the one-year average closing share price of common stock of Casey’s as of April 8, 2010;

•	20% over the 90-calendar day average closing share price of common stock of Casey’s as of April 8, 2010;

•	16% over the closing price of common stock of Casey’s on April 8, 2010, the last trading day prior to the public disclosure of Couche-Tard’s offer; and

•	12% to the all-time and 52-week high trading price of common stock of Casey’s trading prior to our announcement.

In stark contrast, the mean initial offer price for all-cash unsolicited offers since 1997, with a transaction value greater than $1 billion, is a 31% discount to the all-time high, and a 6% discount to the 52-week high, of the respective target companies’ common stock trading prices.

•

Couche-Tard’s offer represents a multiple of 7.2x trailing EBITDA. At the time we first publicly disclosed our interest in Casey’s in early April, shares of common stock of Casey’s traded at 5.6x CY2011E EBITDA (based on IBES), which was the same as the average multiple of Casey’s’ peers, namely The Pantry, Inc., Alimentation Couche-Tard Inc. and Susser Holdings Corporation. Both the multiple we are offering and the adjusted multiple Casey’s calculates are at the high end of prior transactions in the convenience store industry.

•

Couche-Tard’s offer is even more attractive considering the general decline in stock values. We believe our offer is even more attractive considering that stock values in general have fallen since we first publicly disclosed our offer as a result of, among other things, the weak economy and poor macroeconomic fundamentals. For instance, since April 8, 2010, the S&P 500 Index and S&P Retail Index[1] have declined 8% and 11%, respectively. We firmly believe that absent our offer, Casey’s stock price would have traded in line with the declining trend.

•

Couche-Tard is confident in its ability to finance this offer. Several prominent banks have already expressed a willingness to provide financing to Couche-Tard for the proposed acquisition. We believe the Casey’s shareholders recognize that Couche-Tard is making this offer from a position of financial strength and that financing this transaction can be arranged quickly at the appropriate time.

THE RECENT LEVERAGED RECAPITALIZATION PLAN BY CASEY’S IS A DESPERATE

ATTEMPT TO DISTRACT SHAREHOLDERS FROM OUR ALL-CASH PREMIUM OFFER

FOR THE ENTIRE COMPANY

On July 28, 2010, Casey’s announced a $500 million leveraged recapitalization plan to repurchase approximately 25% of Casey’s outstanding shares through a “modified Dutch auction” self-tender offer at a price of $38 to $40 per share of common stock. We believe this is a calculated move to financially engineer a temporary increase in Casey’s stock price that fails to increase fundamental value for all Casey’s shareholders.

Since our initial approach to Casey’s in October 2009, Casey’s has had more than ten months to consider a range of alternatives to maximize value for all Casey’s shareholders, including identifying potential acquirers for the entire company. As we have long believed, and the announcement of Casey’s leveraged recapitalization plan confirms, there are no third parties – financial sponsors or strategic partners – that are interested in acquiring Casey’s, other than Couche-Tard. We believe that, without our offer and especially given the impediments placed by Casey’s in the path of any change of control transaction, the shareholders of Casey’s should expect that opportunities to realize a significant premium for their shares of common stock of Casey’s will be non-existent in the near future.

THE COERCIVE FINANCING ARRANGEMENT FOR THE RECAPITALIZATION PLAN

TRANSFERS VALUE FROM SHAREHOLDERS TO NOTEHOLDERS

AND IS DESIGNED TO ENTRENCH MANAGEMENT

In addition to temporarily manipulating the price of common stock of Casey’s, the leveraged recapitalization is a pretext for installing a coercive financing arrangement with a “poison put” mechanism created to impede any takeover attempt by any person. The private placement of notes recently completed by Casey’s includes a costly and unusual “poison put” feature that favors the noteholders, not the shareholders. We believe the private placement of notes is designed to entrench the Casey’s Board and the management of Casey’s at the expense of the Casey’s shareholders. Should the Casey’s shareholders decide to replace the Board, this “poison put” feature associated with the notes requires Casey’s to offer to pay the noteholders approximately $100 million in penalties based on treasury rates as of August 18, 2010. This unusual penalty is an attempt by management to take the decision regarding the future of Casey’s away from the Casey’s shareholders. The $100 million in penalties is also payable if Couche-Tard or any other party acquires 35% or more of the outstanding shares of Casey’s.

The financing makes it almost $2 per share more expensive to acquire Casey’s – that is $2 that could have gone to the Casey’s shareholders but instead is designated for noteholders in the event of any such acquisition. Casey’s change of control definition not only has a very low threshold but also a very high price

[1]	The S&P Retail Index is a capitalization-weighted index of 31 domestic equities in the retail sector, traded on the New York Stock Exchange, American Stock Exchange and NASDAQ.

attached to it. Typically, debt financing used by companies like Casey’s has change of control premiums in the 1% to 3% range. In stark contrast, the Casey’s Board and management are willing to give a 17% premium to the noteholders, which represents almost 5% of the company’s current equity value (and almost 7% of the equity value pro forma for the self tender based on current stock prices) to the noteholders in a desperate attempt to keep their jobs at the expense of the Casey’s shareholders. There are multiple forms of debt financing that feature change of control premiums far lower than the egregious 17% premium Casey’s accepted.

COUCHE-TARD IS COMMITTED TO MAKING A COMBINATION WITH CASEY’S A REALITY

We have been prepared since the outset of this process to meet with the Casey’s Board, management and advisors to discuss our all-cash premium offer, answer their questions and execute a mutually acceptable definitive merger agreement. Despite our best efforts, the Casey’s Board and management team of Casey’s continue to refuse to negotiate with Couche-Tard, have not allowed us to conduct any due diligence and have taken actions to impede our premium offer, including undertaking the leveraged recapitalization plan with expensive and unusual financing, commencing costly and meritless litigation against Couche-Tard, adopting a poison pill and putting in place lucrative golden parachute arrangements for Casey’s executives. We have committed a significant amount of time and resources and taken the necessary steps to make a combination with Casey’s a reality regardless of the impediments placed by Casey’s in the path of the proposed transaction.

While it remains our desire to negotiate a mutually acceptable transaction with the Casey’s Board, their refusal to engage in any dialogue with us has left us with no choice but to take our offer directly to Casey’s shareholders, and to submit an alternate slate of director candidates to serve on the Casey’s Board who we believe will better represent the interests of all Casey’s shareholders.

The Casey’s shareholders, the real owners of Casey’s, now have the opportunity to send a strong message to the Casey’s Board that it should stop wasting your money on unnecessary and expensive defensive measures and begin negotiating a mutually acceptable transaction with Couche-Tard so that all of you, as shareholders of Casey’s, can realize full and immediate value for your shares.

COUCHE-TARD’S OFFER IS VERY ATTRACTIVE FOR ALL OF CASEY’S CONSTITUENCIES

We continue to firmly believe our offer is very attractive not only for the shareholders of Casey’s but also for other constituencies of both Casey’s and Couche-Tard. Couche-Tard’s track record with employees of companies we have acquired is outstanding. Couche-Tard operates using a highly decentralized model, and we expect to keep most, if not all, of the employees of Casey’s in place.

Additionally, we are confident the greater scale of a combined Couche-Tard and Casey’s will provide the other constituencies of Casey’s with opportunities beyond what the smaller platform of Casey’s currently can provide. As we noted, Couche-Tard is the largest independent convenience store operator in North America (whether integrated with a petroleum company or not) in terms of number of company-operated stores. Couche-Tard operates a network of 5,878 convenience stores, 4,146 of which include motor fuel dispensing, located in 11 large geographic markets, including eight in the United States covering 43 states and the District of Columbia and three in Canada covering all ten provinces. Access to Couche-Tard’s platform will provide the suppliers of Casey’s with increased opportunities to expand their sales to convenience store chains within Couche-Tard’s portfolio.

In the past, Couche-Tard has always been respectful to local businesses around the companies it acquired. Our decentralized model has enabled us to continue the relationships with existing suppliers and vendors. In the case of Casey’s, we already have significant overlap in vendors and do not expect any material changes in operations.

VOTE FOR NEW, QUALIFIED AND INDEPENDENT DIRECTOR CANDIDATES

ON THE BLUE PROXY CARD TODAY

At the end of the day, you, as a shareholder, are the real owner of Casey’s and you will ultimately determine the future of your investment, but we do not think you will have that opportunity without a change in the Casey’s Board. We are confident that the eight independent nominees identified on the BLUE proxy card, upon election to the Casey’s Board, will bring independent oversight and accountability to the Casey’s Board. We encourage you to send a clear and strong message to the Casey’s Board that the Casey’s shareholders want directors who will act in their best interests.

Your vote is extremely important. To elect directors who are committed to looking out for your best interests, please vote TODAY by telephone, by Internet or by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope provided.

We thank you for your support.

Sincerely,

/S/ ALAIN BOUCHARD Alain Bouchard President and Chief Executive Officer

Your Vote Is Important, No Matter How Many Shares You Own.

If you have questions about how to vote your shares on the BLUE proxy card,

or need additional assistance, please contact the firm

assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (877) 717-3930

Banks and Brokers Call Collect: (212) 750-5833

IMPORTANT

We urge you NOT to sign any White proxy card sent to you by Casey’s.

About Alimentation Couche-Tard Inc.

Alimentation Couche-Tard Inc. is the leader in the Canadian convenience store industry. In North America, Couche-Tard is the largest independent convenience store operator (whether integrated with a petroleum company or not) in terms of number of company-operated stores. Couche-Tard operates a network of 5,878 convenience stores, 4,146 of which include motor fuel dispensing, located in 11 large geographic markets, including eight in the United States covering 43 states and the District of Columbia, and three in Canada covering all ten provinces. More than 53,000 people are employed throughout Couche-Tard’s retail convenience network and service centers. For more information, please visit: http://www.couchetard.com/corporate.

Forward-looking Statements

The statements set forth in this communication, which describes Couche-Tard’s objectives, projections, estimates, expectations or forecasts, may constitute forward-looking statements. Positive or negative verbs such as “plan”, “evaluate”, “estimate”, “believe” and other related expressions are used to identify such statements. Couche-Tard would like to point out that, by their very nature, forward-looking statements involve risks and uncertainties such that its results, or the measures it adopts, could differ materially from those indicated or underlying these statements, or could have an impact on the degree of realization of a particular projection. Major factors that may lead to a material difference between Couche-Tard’s actual results and the projections or expectations set forth in the forward-looking statements include the possibility that Couche-Tard will not be able to complete the tender offer as expected; Couche-Tard’s ability to achieve the synergies and value creation contemplated by the proposed transaction; Couche-Tard’s ability to promptly and effectively integrate the businesses of Casey’s; expected trends and projections with respect to particular products, services, reportable segment and income and expense line items; the adequacy of Couche-Tard’s liquidity and capital resources and expectations regarding Couche-Tard’s financial condition and liquidity as well as future cash flows and earnings; anticipated capital expenditures; the successful execution of growth strategies and the anticipated growth and expansion of Couche-Tard’s business; Couche-Tard’s intent, beliefs or current expectations, primarily with respect to future operating performance; expectations regarding sales growth, gross margins, capital expenditures and effective tax rates; expectations regarding the outcome of various pending legal proceedings; seasonality and natural disasters; and such other risks as described in detail from time to time in the reports filed by Couche-Tard with securities authorities in Canada and the United States. Unless otherwise required by applicable securities laws, Couche-Tard disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking information in this communication is based on information available as of the date of the communication.

Important Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The tender offer (the “Tender Offer”) is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and other related tender offer materials) filed by Couche-Tard and ACT Acquisition Sub, Inc. (“ACT Acquisition Sub”) with the SEC on June 2, 2010. These materials, as they may be amended from time to time, contain important information, including the terms and conditions of the Tender Offer, that should be read carefully before any decision is made with respect to the Tender Offer. Investors and security holders of Casey’s can obtain free copies of these documents and other documents filed with the SEC by Couche-Tard through the web site maintained by the SEC at http://www.sec.gov or by directing a request to the Corporate Secretary of Alimentation Couche-Tard Inc., 4204 Industriel Blvd., Laval, Québec, Canada H7L 0E3. Free copies of any such documents can also be obtained by directing a request to Couche-Tard’s information agent, Innisfree M&A Incorporated, at (877) 717-3930.

Couche-Tard and ACT Acquisition Sub filed a definitive proxy statement on Schedule 14A with the SEC on August 19, 2010 in connection with the solicitation of proxies for the 2010 annual meeting of shareholders of Casey’s. The definitive proxy statement is being mailed to the shareholders of Casey’s on or about August 19, 2010. Investors and security holders of Casey’s are urged to read the definitive proxy statement and other documents filed with the SEC carefully in their entirety as they become available because they will contain important information. Investors and security holders of Casey’s can obtain free copies of these documents and other documents filed with the SEC by Couche-Tard through the web site maintained by the SEC at http://www.sec.gov or by directing a request to the Corporate Secretary of Alimentation Couche-Tard Inc., 4204 Industriel Blvd., Laval, Québec, Canada H7L 0E3. Free copies of any such documents can also be obtained by directing a request to Couche-Tard’s information agent, Innisfree M&A Incorporated, at (877) 717-3930.

Certain Information Regarding Participants

Couche-Tard and ACT Acquisition Sub, its indirect wholly owned subsidiary, and certain of their respective directors and executive officers, and Couche-Tard’s nominees for election to the board of directors of Casey’s at the 2010 annual meeting of shareholders of Casey’s, may be deemed to be participants in the proposed transaction under the rules of the SEC. As of the date of this press release, Couche-Tard is the beneficial owner of 362 shares of common stock of Casey’s (which includes 100 shares of common stock of Casey’s owned by ACT Acquisition Sub). Security holders may obtain information regarding the names, affiliations and interests of Couche-Tard’s directors and executive officers in Couche-Tard’s Annual Report on Form 40-F for the fiscal year ended April 25, 2010, which was filed with the SEC on July 19, 2010, and its proxy circular for the 2010 annual general meeting, which was furnished to the SEC on a Form 6-K on July 19, 2010. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is included in the definitive proxy statement filed with the SEC on August 19, 2010.